Our Ref: URA/T/20/006R
Date: 1 September 2021

For enquiry, please contact:
Ms Tan Gee Kit at
tan_gee_kit@ura.gov.sg
Ms Mina Zhan at mina_zhan@ura.gov.sg

Primech A&P Pte Ltd
23 Ubi Crescent Singapore 408579.

Dear Sirs

LETTER OF ACCEPTANCE

PROJECT TITLE: DEPLOYMENT OF ELECTRIC VEHICLE CHARGING INFRASTRUCTURE (Tender URA/T/20/006R)

1 We are pleased to inform you that the Tender Offer submitted by Primech A&P Pte Ltd as Lead Member representing the consortium comprising other members Charge+ Pte Ltd, Sunseap Group Pte Ltd and Oyika Pte Ltd is hereby accepted by the **Urban Redevelopment Authority** at the Tender Price as listed in Table 1.

Table 1

S/N	Contract	Tender Price payable to the Authority based on per kWh of electricity consumed by Users of the Charge Points ($/kWh)
1	North-East Region – Contract NE (URA)	0.15

2 The commencement date for the Service Period shall be one (1) week from the date of the Letter of Acceptance, i.e. 8 September 2021 and the Expiry Date of the Service Period shall be 7 September 2033.

3 In addition to the Tender Documents for URA/T/20/006R, Amendment Letter No. 1 for URA/T/20/006R, as well as your Tender Offer for URA/T/20/006R, the following shall form a binding contract between us:

(a) Tender Clarification No. 1 dated 25 May 2021 and Primech A&P Pte Ltd's reply dated 27 May 2021 and 28 May 2021

(b) Tender Clarification No. 2 dated 18 June 2021 and Primech A&P Pte Ltd's reply dated 21 June 2021

(c) Tender Clarification No. 3 dated 5 July 2021 and Primech A&P Pte Ltd's reply dated 8 July 2021

(d) Tender Clarification No. 4 dated 8 July 2021 and Primech A&P Pte Ltd's reply dated 14 July 2021

(e) Tender Clarification No. 5 dated 16 July 2021 and Primech A&P Pte Ltd's reply dated 23 July 2021

(f) Tender Clarification No. 6 dated 26 July 2021 and Primech A&P Pte Ltd's reply dated 26 July 2021

(g) Tender Clarification No. 7 dated 27 July 2021, 29 July 2021, and 30 July 2021 and Primech A&P Pte Ltd's reply dated 30 July 2021

(h) Tender Clarification No. 8 dated 2 August 2021 and Primech A&P Pte Ltd's reply dated 2 August 2021

(i) Tender Clarification No. 9 dated 3 August 2021 and Primech A&P Pte Ltd's reply dated 4 August 2021

4 In relation to Contract NE (URA), please note that you are to:

(a) Either pay to us a Security Deposit amounting to $360 via electronic funds transfer to the Authority's bank account (refer to www.ura.gov.sg/ms/banks for the official bank account information) or submit to us a Security Deposit Guarantee for the sum of $360, as security deposit within 30 days after the date of this letter. If you wish to submit a Security Deposit Guarantee, it shall be in the form set out in Appendix A (Form of Security Deposit Guarantee) of the Condition of Contract. Where the Security Deposit is paid to us via electronic funds transfer to the Authority's bank account, you will be required to inform the Authority of the successful funds transfer and to provide proof of the funds transfer from the bank upon the successful funds transfer. Payment of the Security Deposit in cash or by cheque shall not be accepted.

(b) Procure that each of your employees, servants and agents and those of your Sub-Service Providers and agents sign and submit Appendix B (Undertaking to Safeguard Official Information) of the Conditions of Contract.

(c) At your cost and expense, procure and maintain with reputable licensed insurers, the insurance coverage set out in Clause 45 and Appendix C of the Conditions of Contract.

(d) Submit the Handover Form (Appendix B to the Specifications) and receive the Authority's approval minimally one (1) month before the start of Works. This should be done once the Designated Lot has been agreed upon by the Authority and Service Provider.

(e) Adhere to Clause 14.8 of the Specifications. Before commencement of any installation work on site, the Service Provider may be required to meet the Authority at the site to brief them on the proposed location of the Charge Point and any other Charging Infrastructure. After the site briefing to the Authority and the required approval from the relevant authorities for the Car Park drawing and single line drawing has been obtained, the Service Provider shall write to the Authority to obtain approval to commence the installation work.

(f) Submit a list of the proposed equipment, signage plan and the Site Layout Plan for each Designated Lot and/or Designated Car Park after issuance of the Letter of Acceptance. In this connection, please refer to Clause 1.6 in Appendix E of the Specifications.

(g) Prepare and submit all working drawings to the Authority for approval. Any modifications, either to the building or the installation, which may have taken place, incorporating details of the actual equipment to be installed, shall be taken into account. The Service Provider shall also include the locations of all the Charging Infrastructure including detailed dimensions and wiring routes. In this connection, please refer to Clause 13 in Appendix E of the Specifications.

(h) Submit to the Authority two (2) sets of drawings showing the locations of the EV charging infrastructure. In addition, the cabling details of all installations carried out by the Service Provider shall also be indicated on the drawings. The drawings shall be properly stencilled. Handwriting and free-hand sketches shall not be accepted. The Service Provider shall provide two (2) sets of all equipment and accessories with the particulars of the manufacturers, model/type number, specifications, technical literature, etc. for all equipment installed by the Service Provider at each Site. One copy of the Operation and Maintenance Manuals shall be supplied on thumb drive (in Microsoft Word or other format approved by the Authority) for all equipment installed by the Service Provider at each Designated Car Parks. In this connection, please refer to Clause 14 in Appendix E of the Specifications.

5 The formal Contract documents are being prepared and you will be informed in due course when they are ready for signature.

6 The officer in charge of the Contract is Tan Gee Kit, Planner, telephone no. 6329 3498, electronic mail address tan_gee_kit@ura.gov.sg, or such other officer as the Authority may appoint.

Yours faithfully

CHIU WEN TUNG
GROUP DIRECTOR (RESEARCH & DEVELOPMENT)
URBAN REDEVELOPMENT AUTHORITY